iRhythm Technologies Announces the Addition of Two Executive Leaders to Advance Strategic Growth and Operational Excellence

SAN FRANCISCO, July 25, 2022 (GLOBE NEWSWIRE) – iRhythm Technologies, Inc. (NASDAQ:IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, today announced the appointment of two seasoned executives to its leadership team. Brice Bobzien will join the company as the Chief Financial Officer on August 8, 2022, to lead all financial operations of the company as well as to advance the culture of operational excellence and prepare the company for future growth. Reyna Fernandez will join as the company’s Executive Vice President, Chief Human Resources Officer on July 25, 2022, to lead the development and implementation of human resources strategies in support of the company’s global expansion plans.

“We are very pleased to welcome Brice and Reyna to our expanded leadership team as we continue to execute upon our vision of building iRhythm into a market leader in the digital healthcare space,” said Quentin Blackford, iRhythm’s President and CEO. “Brice is a veteran executive who brings a wealth of experience building finance teams and guiding organizations through operational transformations. His focus on operational excellence with a disciplined and rigorous approach to financial management and strategic development will position us well for the future. With the addition of Brice into the CFO role, this will allow Doug to focus on the continued improvement of our operational functions that he will continue to lead. Reyna is a seasoned HR executive with over 25 years of experience in building human resource teams, implementing talent development programs, and transforming organizations to operate strategically, globally and efficiently. We look forward to these two successful individuals joining our team to help lead the organization through significant growth with a focus on operational effectiveness and efficiency.”

About Mr. Bobzien
Brice Bobzien most recently served as the Senior Vice President, Finance & Investor Relations of Dexcom, Inc., where he was responsible for global financial planning and analysis, investor relations, operations accounting, and global pricing strategy. Brice played an instrumental role in driving revenue growth initiatives that resulted in the company growing from $700 million to forecasted revenues of approximately $2.9 billion for fiscal year 2022. This growth included the scaling of the company’s global footprint, expanding beyond the United States and into more than 50 countries. During this time, Brice transformed the finance team into a world class organization designed to foster revenue growth and operational discipline. Brice’s track record includes more than 20 years of experience and increasing responsibility at leading medical device companies, including Zimmer Holdings, Inc., NuVasive, Inc. and Dexcom, Inc. Prior to these roles, Brice began his career in public accounting. Brice earned his Bachelor of Science degree in Business Administration from Indiana University, Fort Wayne, and is a Certified Public Accountant (non-practicing) in the state of Indiana.

About Ms. Fernandez
Reyna Fernandez most recently served as Chief Human Resources Officer at Intersect ENT, Inc., where she was responsible for envisioning and implementing human resources strategies to support the company in becoming an integrated, world-class player in the therapeutics space. Reyna was instrumental in driving the continued growth of Intersect ENT through best-in-class talent acquisition, organizational effectiveness and human capital management functions. During her tenure with the company, she partnered with the CEO and executive leadership to create a performance culture focused on growth and operational excellence, transformed the HR organization to scale globally in line with business objectives, and worked strategically with the board of directors to align on compensation practices. Reyna brings global experience from her roles with Endologix, Inc., Canon Medical Systems USA, Inc., Johnson & Johnson, and Bristol-Myers Squibb Company. Reyna earned her Master of Social

Administration from Columbia University and a Bachelor of Arts degree in Cultural Anthropology from Haverford College in Pennsylvania.

About iRhythm Technologies, Inc.
iRhythm is a leading digital healthcare company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change the clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based on current assumptions that involve risks and uncertainties, and actual outcomes and results could differ materially from those anticipated. The risks and uncertainties that may cause actual results to differ materially from current expectations, many of which are beyond our control, include risks more fully described in iRhythm’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, as filed with the Securities and Exchange Commission on May 6, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except as required by law, iRhythm assumes no obligation to update any such forward-looking statement after the date of this release.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
stephanie.zhadkevich@irhythmtech.com

iRhythm Media Contact
Morgan Mathis
(310) 528-6306
irhythm@highwirepr.com